Exhibit 99.1

2005-9

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON DIVISION AWARDED CONTRACT FOR SUBSEA EQUIPMENT OFFSHORE WEST AFRICA

HOUSTON (May 16, 2005) — The Cameron division of Cooper Cameron Corporation (NYSE: CAM) has been awarded a contract worth approximately $340 million to provide subsea systems for the initial phase of Total’s Akpo, a 44-well subsea development project offshore Nigeria.

Cameron’s role includes providing subsea systems engineering and project management, along with subsea Christmas trees, production and intervention control systems, manifolds, flowline connection systems, installation support and associated spares for Total’s Nigerian subsidiary, Total Upstream Nigeria Limited. Initial equipment delivery and installation is slated to begin in the third quarter of 2006, with additional deliveries of subsea trees and associated equipment to continue through 2008.

Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said, “We are pleased to add Total’s Akpo to the list of projects in the important West African market for which we are providing production equipment, design and engineering expertise and life-of-field support.” He said that Cameron’s facility in Onne Port, Nigeria will provide testing and maintenance support for the Akpo project and other deepwater developments in the West Africa region. Erikson also noted that Cameron will provide supplemental installation and support services for the Akpo project, bringing the total value of the contract to approximately $415 million.

Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding the future revenues of the Company, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea systems projects it has been awarded; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.